Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185

INVESTOR CONTACT:
Jeremy Hellman
VP - The Equity Group
jhellman@equityny.com

Alan Snyder
VP, Financial Planning & Investor Relations
630-251-0589
Alan.snyder@titan-intl.com

FOR IMMEDIATE RELEASE
Wednesday, February 26, 2025

TITAN INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 FINANCIAL PERFORMANCE

FY 2024 highlights include strong free cash flow generation and successful integration of Carlstar

Positive indicators for H2 2025 and 2026 include improved net farm income and continued success of ‘One-Stop Shop’ strategy in the aftermarket

WEST CHICAGO, ILLINOIS, February 26, 2025 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the fourth quarter and year ended December 31, 2024.

Paul Reitz, President and Chief Executive Officer stated, "As we turn the page to 2025, we see a number of reasons to be optimistic that we will see a return to growth for Titan with an improving outlook supported by a combination of internal and external drivers. Internally, we have continued to invest in product innovation while also bolstering our one-stop shop offerings, all of which are enabling us to offer customers the best selection of products. A key part of that is our expanded aftermarket business, which has been a notable positive as it has helped to reduce the level of cyclicality across our three reporting segments. We have the broadest and best product offerings in the market, enabling us to build strong relationships with our customers, OEMs and the aftermarket alike. That will be very important as market conditions turn for the better, and we are well positioned.”

Mr. Reitz added, “There is growing support for an improvement in net farm income in 2025 driven by higher market prices for commodities, particularly corn, and an expectation of higher levels of government support to farmers. With more money in farmers’ pockets there is a greater ability and willingness to reinvest those profits into capital equipment. Expectations for continued favorable conditions also drive capital investment and we have been pleased to see the positive impact the new administration has had on farmer sentiment. Another factor lending optimism is the current market activity level in Brazil, where Titan maintains a leading position in Ag tires. Demand in Brazil for the first quarter is expected to be up nicely in both our OE and Aftermarket channels, compared with a
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year ago, which is a positive signal that we have turned the corner in that geography, and history has shown us that the inflection point for the US should not be too far behind."

Mr. Reitz continued, “Tariffs are on everyone’s mind these days and at this point, we do not anticipate the currently planned tariffs to be an issue for us to navigate. However, I do think it is a mistake to place a tariff on raw steel without also implementing one on all steel related products from the tariffed countries to close the loop for companies trying to avoid that tariff. We have seen tariffs come and go over the years and nobody can predict exactly where tariff policies will be in the future, but I believe in the long-run tariffs should be a net positive for Titan. We expect, as we have during more complex and volatile times, that Titan will continue to leverage its leading product portfolio, strong domestic manufacturing and distribution footprint, and global presence to allow us to serve our customers and mitigate their risks better than our competition.”

Mr. Reitz added, "We are pleased that our sequential growth rate from Q4 was substantially higher than the average levels over the past decade. Our conversations with some OEM customers are taking a more positive tone of late, with several asking about our readiness to ramp up production in the second half of the year. As we have also noted, a key part of our strategy in recent years has been our aftermarket business in all three of our reporting segments, and our strategic acquisition last year has enabled us to cement into place our one-stop shop strategy to serve the aftermarket."

Mr. Reitz concluded, "Our strong culture of innovation, as exemplified by our game-changing LSW technology, continues to add value for our customers, and we will continue to prioritize the development of new products. LSWs provide a range of benefits for farmers, and we are leveraging those positive experiences and case studies as we introduce LSWs to the mid and low horsepower tractor segments of the market. We are also dedicating resources to re-establish our position as a supplier for the US military. Our LSWs are well-suited for those applications, and we are optimistic about our opportunities there. Lastly, we recognize there is also value in providing our customers with dependable products at the commodity end of the spectrum. With that in mind, we have expanded our third-party sourcing, which rounds out our one-stop shop strategy. Taken all together, we are confident that we have the right products, the right strategy, and the right team to drive solid performance in 2025, and most importantly for the long-term."

First Quarter 2025 Outlook

David Martin, Chief Financial Officer, added, "In the first quarter, we expect sales between $450 million and $500 million and Adjusted EBITDA between $25 million and $35 million. While we are not providing full-year guidance we do note that we expect a higher proportion of revenue to be generated in the second half this year than is normally the case. Underpinning that are current indications from the larger OEMs that the first half will see them complete their destocking, paving the way for improvements in ordering patterns later in the year as they look to have strong alignment with production for the market entering 2026.”

Results of Operations

Net sales for the fourth quarter ended December 31, 2024, were $383.6 million, compared to $390.2 million in the comparable quarter of 2023. Net sales reduction was driven by declines in the agricultural and earthmoving/construction segments, attributed to weakened global end customer demand, partially offset by the net sales from the Carlstar acquisition. Additionally, a 4.3% unfavorable currency translation impact, mainly due to the depreciation of the Brazilian real and Argentine peso, also contributed to the reduction.

Gross profit for the fourth quarter ended December 31, 2024, was $41.2 million, compared to $58.3 million in the comparable prior year period. Gross margin was 10.7% of net sales for the quarter, compared to 14.9% in the comparable prior year period. The changes in gross profit and gross margin were primarily due to reduced fixed cost leverage and inflationary cost impacts.

Selling, general, administrative, research and development (SGARD) expenses for the fourth quarter of 2024 were $55.7 million, compared to $35.2 million for the comparable prior year period. For the year ended December 31,
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2024, SGARD expenses of $208.3 million were up 41.3% from $147.5 million the prior year. The increase in SG&A was due to the continuing SG&A incurred from the Carlstar operations, which includes the management of distribution centers and heightened depreciation and amortization expenses associated with the acquisition. Without the impact of the acquisition of Carlstar, SG&A would have decreased by approximately 1% or $1.3 million, as the Company controlled expenses in light of market conditions.

Loss from operations for the fourth quarter of 2024 was ($17.0 million), or (4.4%) of net sales, compared to a profit of $20.7 million, or 5.3% of net sales, for the fourth quarter of 2023. The change in income was primarily due to lower net sales and the cumulative impact of the previously discussed items.

Segment Information
Agricultural Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2024	2023	% Decrease	2024	2023	% Decrease
Net sales	$157,138	$192,564	(18.4)%	$788,580	$980,537	(19.6)%
Gross profit	$14,346	$28,014	(48.8)%	$103,988	$163,026	(36.2)%
Profit margin	9.1%	14.5%	(37.2)%	13.2%	16.6%	(20.5)%
(Loss) income from operations	$(1,912)	$14,571	(113.1)%	$39,780	$100,642	(60.5)%

Net sales in the agricultural segment were $157.1 million for the three months ended December 31, 2024, as compared to $192.6 million for the comparable period in 2023. The change in net sales was primarily driven by lower global demand for agricultural equipment, particularly in North America and Europe. Additionally, there was an adverse foreign currency translation effect of 6.2%, primarily due to the depreciation of the Brazilian real and Argentine peso.

Gross profit in the agricultural segment was $14.3 million, or 9.1% of net sales, for the three months ended December 31, 2024, compared to $28.0 million, or 14.5% of net sales for the comparable period in 2023. The change in gross profit was attributed to lower sales volume and the corresponding reduced fixed cost leverage.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2024	2023	% Decrease	2024	2023	% Decrease
Net sales	$116,306	$159,106	(26.9)%	$583,391	$687,758	(15.2)%
Gross profit	$6,895	$22,107	(68.8)%	$62,824	$110,690	(43.2)%
Profit margin	5.9%	13.9%	(57.6)%	10.8%	16.1%	(32.9)%
(Loss) income from operations	$(6,961)	$8,561	(181.3)%	$7,009	$55,122	(87.3)%

Net sales in the earthmoving / construction segment were $116.3 million for the three months ended December 31, 2024, as compared to $159.1 million for the comparable period in 2023. The change in net sales was primarily attributed to softer demand in North America and Europe. Additionally, there was a 1.8% unfavorable impact from foreign currency translation.

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Gross profit in the earthmoving/construction segment was $6.9 million, or 5.9% of net sales, for the three months ended December 31, 2024, as compared to $22.1 million, or 13.9% of net sales, for the comparable period in 2023. Gross profit and margin changes were due to lower sales volume and reduced fixed cost leverage.

Consumer Segment

(Amounts in thousands)	Three months ended			Twelve months ended
	December 31,			December 31,
	2024	2023	% Increase/(Decrease)	2024	2023	% Increase/(Decrease)
Net sales	$110,129	$38,529	185.8%	$473,966	$153,505	208.8%
Gross profit	$19,944	$8,203	143.1%	$90,990	$32,133	183.2%
Profit margin	18.1%	21.3%	(15.0)%	19.2%	20.9%	(8.1)%
(Loss) income from operations	$(2,367)	$5,197	(145.5)%	$20,477	$22,380	(8.5)%

Net sales in the consumer segment were $110.1 million for the three months ended December 31, 2024, as compared to $38.5 million for the comparable period in 2023. This growth was primarily driven by increased sales volumes following the Carlstar acquisition and was partially offset by reduced sales in the Americas due to market conditions, along with a 4.6% negative impact from foreign currency translation, primarily related to the weakening Brazilian real.

Gross profit from the consumer segment was $19.9 million for the three months ending December 31, 2024, or 18.1% of net sales, as compared to $8.2 million, or 21.3% of net sales, for the comparable period in 2023. Gross profit and margin changes were primarily due to the impact of lower volumes in the Americas and loss of leverage on fixed costs.

Non-GAAP Financial Measures

Adjusted EBITDA was $9.2 million for the fourth quarter of 2024, compared to $38.1 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the fourth quarter of 2024 was $5.8 million, equal to income of $0.09 per basic and diluted share, compared to $21.0 million, equal to income of $0.34 per basic and diluted share, in the fourth quarter of 2023. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended 2024 with total cash and cash equivalents of $196.0 million, compared to $220.3 million at December 31, 2023. Long-term debt at December 31, 2024, was $553.0 million, compared to $409.2 million at December 31, 2023. Short-term debt was $12.5 million at December 31, 2024, compared to $16.9 million at December 31, 2023. Net debt (total debt less cash and cash equivalents) was $369.5 million at December 31, 2024, compared to $205.8 million at December 31, 2023.

When comparing the year ended December 31, 2024, to 2023, operating cash flows decreased by $37.9 million, primarily due to lower net income, though this was partially offset by effective working capital management. The positive impact of working capital management included a $31.0 million improvement from accounts receivable via
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effective collections efforts, and a $19.8 million reduction in inventory. These improvements helped offset the impact of additional working capital from the Carlstar acquisition that also contributed to a $33.6 million increase in accounts payable.

Capital expenditures were $65.6 million for the year ended December 31, 2024, compared to $60.8 million for 2023. These capital expenditures were directed toward the replacement and enhancement of plant equipment, as well as the procurement of new tools, dies, and molds to support new product development initiatives. The increased capital outlay in 2024 includes the impact of Carlstar capital expenditures and also reflects Titan's strategic efforts to improve its existing facilities, enhance manufacturing capabilities, and drive operational efficiency and labor productivity gains.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the fourth quarter financial results on Thursday, February 27, 2025, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link release https://events.q4inc.com/attendee/950721247 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

U.S. Toll Free:             1 833 470 1428
All Other Locations: https://www.netroadshow.com/conferencing/global-numbers?confId=56511
Participants Access Code:     639748

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be
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incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of geopolitical instability; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the realization of projected synergies; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)

Net sales	$383,573	$390,199	$1,845,937	$1,821,800
Cost of sales	342,388	331,875	1,588,135	1,515,951
Gross profit	41,185	58,324	257,802	305,849
Selling, general and administrative expenses	51,258	32,021	191,794	134,938
Acquisition related expenses	—	—	6,196	—
Research and development expenses	4,449	3,140	16,520	12,539
Royalty expense	2,495	2,445	10,108	9,645
Income from operations	(17,017)	20,718	33,184	148,727
Interest expense	(9,326)	(6,711)	(36,429)	(29,157)
Interest income	2,541	4,111	11,024	10,372
Foreign exchange loss	(3,785)	(21,940)	(6,123)	(22,822)
Other income	2,558	219	6,615	2,628
(Loss) income before income taxes	(25,029)	(3,603)	8,271	109,748
(Benefit) provision for income taxes	(26,242)	(2,321)	11,861	26,042
Net income (loss)	1,213	(1,282)	(3,590)	83,706
Net (loss) income attributable to noncontrolling interests	(126)	1,283	1,970	4,946
Net income (loss) attributable to Titan and applicable to common shareholders	$1,339	$(2,565)	$(5,560)	$78,760

Earnings (loss) per common share:
Basic	$.02	$(.04)	$(.08)	$1.26
Diluted	$.02	$(.04)	$(.08)	$1.25
Average common shares and equivalents outstanding:
Basic	64,976	61,389	68,662	62,452
Diluted	65,572	62,088	68,662	62,961

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	December 31, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$195,974	$220,251
Accounts receivable, net of allowance of $3,232 and $5,340	211,720	219,145
Inventories	437,192	365,156
Prepaid and other current assets	67,151	72,229
Total current assets	912,037	876,781
Property, plant and equipment, net	421,218	321,694
Operating lease assets	117,027	11,955
Goodwill	29,563	—
Intangible assets, net	11,985	1,431
Deferred income taxes	41,732	38,033
Other long-term assets	51,391	39,351
Total assets	$1,584,953	$1,289,245

Liabilities
Current liabilities
Short-term debt	$12,479	$16,913
Accounts payable	219,586	201,201
Operating leases	11,999	5,021
Other current liabilities	143,294	139,378
Total current liabilities	387,358	362,513
Long-term debt	552,966	409,178
Deferred income taxes	6,416	2,234
Operating leases	106,020	6,153
Other long-term liabilities	38,537	41,752
Total liabilities	1,091,297	821,830

Equity
Titan stockholders' equity
Common stock ($0.0001 par, 120,000,000 shares authorized, 78,447,035 issued and 63,139,435 outstanding at December 31, 2024; 66,525,269 issued and 60,715,855 outstanding at December 31, 2023)	—	—
Additional paid-in capital	740,223	569,065
Retained earnings	164,063	169,623
Treasury stock (at cost, 15,307,600 shares at December 31, 2024 and 5,809,414 shares at December 31, 2023)	(122,336)	(52,585)
Accumulated other comprehensive loss	(285,877)	(219,043)
Total Titan stockholders’ equity	496,073	467,060
Noncontrolling interests	(2,417)	355
Total equity	493,656	467,415
Total liabilities and equity	$1,584,953	$1,289,245

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Twelve months ended
	December 31,
Cash flows from operating activities:	2024	2023
Net (loss) income	$(3,590)	$83,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,704	42,434
Deferred income tax benefit	(6,358)	(2,081)
Income on indirect taxes	—	(3,096)
Gain on fixed asset and investment sale	(425)	(644)
Stock-based compensation	5,404	5,235
Issuance of stock under 401(k) plan	1,326	1,776
Gain from property insurance settlement	(3,537)	—
Foreign currency (gain) loss	(506)	19,734
(Increase) decrease in assets, net of acquisition:
Accounts receivable	73,825	42,871
Inventories	51,481	31,635
Prepaid and other current assets	12,106	17,596
Other assets	(5,482)	(2)
Increase (decrease) in liabilities, net of acquisition:
Accounts payable	(29,169)	(62,725)
Other current liabilities	(15,290)	872
Other liabilities	998	2,039
Net cash provided by operating activities	141,487	179,350
Cash flows from investing activities:
Capital expenditures	(65,624)	(60,799)
Business acquisition, net of cash acquired	(143,643)	—
Proceeds from sale of investments	1,791	2,085
Proceeds from property insurance settlement	3,537	—
Other investing activities	2,341	1,791
Net cash used for investing activities	(201,598)	(56,923)
Cash flows from financing activities:
Proceeds from borrowings	213,199	6,666
Payment on debt	(70,291)	(27,608)
Payment of debt issuance costs	(3,115)	—
Repurchase of common stock	(16,383)	(32,579)
Repurchase of common stock from related party	(57,636)	—
Other financing activities	(1,223)	(2,495)
Net cash provided by (used for) financing activities	64,551	(56,016)
Effect of exchange rate changes on cash	(28,717)	(5,737)
Net (decrease) increase in cash and cash equivalents	(24,277)	60,674
Cash and cash equivalents, beginning of year	220,251	159,577
Cash and cash equivalents, end of year	$195,974	$220,251

Supplemental information:
Interest paid	$37,179	$30,269
Income taxes paid, net of refunds received	$20,360	$21,801
Non cash financing activity:
Issuance of common stock in connection with business acquisition	$168,693	$—
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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted gross profit to gross profit, the most directly comparable GAAP financial measure, for the years ended December 31, 2024 and 2023 (in thousands, except percentages).

	Twelve months ended				Twelve months ended
	December 31, 2024				December 31, 2023
	Agricultural	Earthmoving/Construction	Consumer	Total	Total
Gross profit, as reported	$103,988	$62,824	$90,990	$257,802	$305,849
Gross Margin	13.2%	10.8%	19.2%	14.0%	16.8%
Adjustments:
Carlstar inventory fair value step-up	1,809	318	9,373	11,500	—
Gross profit, as adjusted	$105,797	$63,142	$100,363	$269,302	$305,849
Adjusted Gross Margin	13.4%	10.8%	21.2%	14.6%	16.8%

The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2024 and 2023.
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	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023

Net income (loss) attributable to Titan and applicable to common shareholders	$1,339	$(2,565)	$(5,560)	$78,760
Adjustments:
Foreign exchange loss	3,785	21,940	6,123	22,822
Carlstar transaction costs	—	—	6,196	—
Carlstar inventory fair value step-up	—	—	11,500	—
(Gain) loss on sale of investment	(653)	—	379	—
Gain on property insurance settlement	—	—	(1,913)	—
Income on Brazilian indirect tax credits, net of taxes (a)	—	—	—	(3,096)
Restructuring charges	1,295	1,637	1,295	1,637

Adjusted net income attributable to Titan and applicable to common shareholders	$5,766	$21,012	$18,020	$100,123

Adjusted income per common share:
Basic	$0.09	$0.34	$0.26	$1.60
Diluted	$0.09	$0.34	$0.26	$1.59

Average common shares and equivalents outstanding:
Basic	64,976	61,389	68,662	62,452
Diluted	65,572	62,088	68,662	62,961

(a) The Company incurred global intangible low-taxed income (GILTI) tax during the fourth quarter associated with the income on the Brazilian indirect tax credits.

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The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and twelve-month periods ended December 31, 2024 and 2023.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023

Net Income (loss)	$1,213	$(1,282)	$(3,590)	$83,706
Adjustments:
Provision for income taxes	(26,242)	(2,321)	11,861	26,042
Interest expense, excluding interest income	9,107	7,274	35,553	29,063
Depreciation and amortization	20,645	10,836	60,704	42,434
EBITDA	$4,723	$14,507	$104,528	$181,245
Adjustments:
Foreign exchange loss	3,785	21,940	6,123	22,822
Carlstar transaction costs	—	—	6,196	—
Carlstar inventory fair value step-up	—	—	11,500	—
(Gain) loss on sale of investment	(653)	—	379	—
Gain on property insurance settlement	—	—	(1,913)	—
Income on Brazilian indirect tax credits, gross	—	—	—	(475)
Restructuring charges	1,295	1,637	1,295	1,637
Adjusted EBITDA	$9,150	$38,084	$128,108	$205,229

The table below sets forth, for the three and twelve-month periods ended December 31, 2024, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three Months Ended December 31,			Change due to currency translation		Three Months Ended December 31, 2024
	2024	2023	% Change from 2023	$	%	Constant Currency
United States	$183,066	$160,352	14.2%	$—	—%	$183,066
Europe / CIS	99,475	134,265	(25.9)%	(1,505)	(1.1)%	100,980
Latin America	67,300	71,847	(6.3)%	(13,738)	(19.1)%	81,038
Asia and other regions	33,732	23,735	42.1%	(1,391)	(5.9)%	35,123
Net Sales	$383,573	$390,199	(1.7)%	$(16,634)	(4.3)%	$400,207

	Twelve Months Ended December 31,			Change due to currency translation		Twelve Months Ended December 31, 2024
	2024	2023	% Change from 2023	$	%	Constant Currency
United States	$935,724	$814,676	14.9%	$—	—%	$935,724
Europe / CIS	462,066	558,677	(17.3)%	(6,724)	(1.2)%	468,790
Latin America	292,830	354,979	(17.5)%	(39,941)	(11.3)%	332,771
Asia and other regions	155,317	93,468	66.2%	(13,940)	(14.9)%	169,257
Net Sales	$1,845,937	$1,821,800	1.3%	$(60,605)	(3.3)%	$1,906,542
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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	December 31, 2024	September 30, 2024	December 31, 2023

Long-term debt	$552,966	$503,429	$409,178
Short-term debt	12,479	15,025	16,913
Total debt	$565,445	$518,454	$426,091
Cash and cash equivalents	195,974	227,293	220,251
Net debt	$369,471	$291,161	$205,840

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023

Net cash provided by operating activities	$8,736	$39,244	$141,487	$179,350
Capital expenditures	(13,306)	(19,319)	(65,624)	(60,799)
Free cash flow	$(4,570)	$19,925	$75,863	$118,551

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